Exhibit 99.1      Press Release


                                                                    NEWS RELEASE
                                                       For immediate publication



                           DOMINION BRIDGE CORPORATION
                         BEGINS FINANCIAL RESTRUCTURING

Montreal (Quebec, Canada), August 11, 1998 -- Dominion Bridge Corporation (Dominion Bridge) (NASDAQ: DBCO; VSE: DMO.U) today began its financial restructuring by filing notices of intent under the Bankruptcy and Insolvency Act in Quebec Superior Court for itself and the following subsidiaries: Cedar Group of Canada, Dominion Bridge Inc., Davie Industries Inc., Steen Contractors Ltd. and Les Entrepreneurs Becker Inc.

The notices suspend the enforceability of all outstanding claims as at August 11, 1998. Creditors must stay any collection proceedings or security enforcement, if applicable. Under the Bankruptcy and Insolvency Act, Dominion Bridge and its subsidiaries have 30 days, or until September 10th at the latest, to submit a proposal to their creditors. The Act allows the Court to extend the deadline.

Business as Usual

Meanwhile, Dominion Bridge and its subsidiaries are carrying on business as usual. All work carried out after the date of the notices will be paid in full.

In particular, at Davie Industries, work is continuing on the Amethyst drilling platforms under construction for Petrobras, the Brazilian oil company. This project is subcontracted from American Eco Corporation, the Toronto-based fabrication and maintenance conglomerate. As a result of this $234-million project, Dominion Bridge and its subsidiaries have over $300 million in backlog which management hopes to use as the cornerstone of the company's turnaround.

Dominion Bridge's financial partners fully support the company's restructuring, including American Eco, who has entered into an agreement to manage the significant components of the company.

"Dominion Bridge has a healthy core business," said Derek Tennant, appointed company president in late April. "Its expertise is world-renowned, particularly in the shipyard and infrastructure construction industries. For several weeks now, we have been assessing various options for financial restructuring and continue to do so. Delays beyond our control in the sale of our Australian subsidiary McConnell Dowell left us with no other choice but to seek the protection of the Court. The company is determined to find a solution that will protect the interests of our clients while safeguarding the financial stakes of our employees, suppliers, other creditors, and shareholders as best we can."

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Arthur Andersen Inc. has been appointed trustee for Dominion Bridge Corporation,
Dominion Bridge Inc., Steen Contractors Ltd. and Les Entrepreneurs Becker Inc., while Gerald Robitaille et Associes Ltee will act as trustee for Cedar Group of Canada and Davie Industries Inc.

Founded in 1879, the Dominion Bridge group of companies operates in international engineering and infrastructure construction markets. Its main subsidiaries are Dominion Bridge Inc., Steen Contractors Ltd., Becker Contractors Ltd., Industries Davie Inc. and McConnell Dowell Corporation of Australia.





         Contact:          Daniel Larouche
                           CONCORDIA Communications and Public Affairs
                           (514) 282-1100, Ext. 106